Exhibit 99.1

801 E. 86th Avenue Merrillville, IN 46410

July 31, 2014

FOR ADDITIONAL INFORMATION

Media	Investors
Ken Stammen	Randy Hulen
Manager, Communications	Vice President, Investor Relations
(614) 460-5544	(219) 647-5688
kstammen@nisource.com	rghulen@nisource.com

NiSource Reports Second Quarter 2014 Earnings

•	2014 earnings now targeted at the upper half of full-year guidance range

•	New pipeline growth projects in progress, inventory continues to expand

•	Solid execution of growth, modernization and regulatory initiatives

•	Record $2.2 billion capital investment program remains on track

MERRILLVILLE, Ind. - NiSource Inc. (NYSE: NI) today announced net operating earnings from continuing operations (non-GAAP) of $77.9 million, or $0.25 per share, for the three months ended June 30, 2014, compared with $72.8 million, or $0.23 per share, for the same period in 2013. Operating earnings for the second quarter (non-GAAP) were $219.1 million compared to $194.7 million in the year-ago period.

On a GAAP basis, NiSource reported income from continuing operations of $78.5 million, or $0.25 per share, for the three months ended June 30, 2014, compared with $72.4 million, or $0.23 per share, for the same period in 2013. Operating income for the second quarter was $219.6 million compared to $194.0 million in the year-ago period. Schedules 1 and 2 of this news release contain a reconciliation of net operating earnings and operating earnings to GAAP.

“The NiSource team continues its solid execution of our infrastructure investment-driven business plan,” President and Chief Executive Officer Robert C. Skaggs, Jr. said. “During the second quarter, our system modernization and growth projects continued to progress along with a broad and steadily increasing inventory of new pipeline projects. With this strong and sustainable level of performance, we now expect to deliver net operating earnings from continuing operations at the upper half of our $1.61 to $1.71 per share 2014 guidance range.”

Columbia Pipeline Group originating new growth projects, continuing to execute modernization program

NiSource's Columbia Pipeline Group (CPG) continues to make steady progress on its growth, modernization and midstream programs tied to the company’s strategic asset position in the Utica and Marcellus Shale production regions. With more than $1 billion of growth projects in progress, CPG remains on track to invest more than $825 million in 2014. Looking forward, CPG’s growth project inventory continues to expand, driven by the prolific supply development activity in the shale regions, as well as market opportunities associated with LNG exports, gas-fired electric generation and growing industrial demand.

Key recent execution highlights for CPG include:

•
CPG began engineering and planning for the approximately $50 million Utica Access project. This new project consists of the construction of facilities to transport Utica Shale gas for Eclipse Resources Corporation to liquid trading points on the Columbia Gas Transmission (Columbia Transmission) system in West Virginia. The 200-million-cubic-feet-per-day project is expected to be in service by the end of 2016.

•
Columbia Transmission also reached an agreement to provide firm transportation to serve a natural gas-fired electric generation plant in Kentucky. The roughly 70-million-cubic-feet-per-day project is expected to involve an investment of about $25 million and begin service in mid-2016. Meanwhile, CPG’s 250-million-cubic-feet-per-day Warren County project is ready for service to support Virginia Electric and Power Co.’s new gas-fired electric generation plant in Virginia.

•
CPG’s Leach and Rayne XPress projects are in advanced stages of development. These projects are expected to provide additional transportation capacity of about 1.5 billion and 800 million cubic feet per day on the Columbia Transmission and Columbia Gulf Transmission systems, respectively, offering enhanced market access for Marcellus and Utica production. Confirmed details on these projects are expected in the next several weeks.

•
Development activities surrounding Columbia Transmission’s WB XPress project are proceeding well. The project would involve the transportation of about 1.3 billion cubic feet of Marcellus Shale production to pipeline interconnects and East Coast markets. Additional details on this project will be provided within the next few months.

•
Columbia Transmission also remains on track with the second year of its long-term system modernization program. Under the program, CPG is investing approximately $300 million annually in improvements to system reliability, integrity and flexibility. A settlement with the company's customers addresses the initial five years of an expected 10-15 year program that exceeds $4 billion in investment.

•
NiSource Midstream Services (NMS) has completed the facilities supporting the first phase of its Hickory Bend project. In addition, NMS began executing its approximately $120 million Washington County Gathering project. The project, anchored by a long-term agreement with a subsidiary of Range Resources Corporation, will consist of gathering pipelines and compression facilities in western Pennsylvania to transport production into a nearby Columbia Transmission pipeline. This project is expected to be in-service during the second half of 2015.

•
NMS also continued to expand its core assets and services to support growing Appalachian shale production. The company is in advanced discussions with customers to optimize and expand its Big Pine Gathering System to support Marcellus Shale production in Western Pennsylvania. In addition to fully subscribing the existing capacity, this incremental 175-million-cubic-feet-per-day project includes additional gathering pipeline and compression facilities that are expected to begin service in the second quarter of 2015.

“The CPG team continues to originate and advance significant customer-supported growth projects.” Skaggs said. “These new projects, which capitalize on our solid relationships and strategic position in the Marcellus and Utica producing regions, extend our already deep inventory of capital investment opportunities.”

NIPSCO on track with environmental, modernization and transmission projects

NiSource’s Indiana natural gas and electric business, Northern Indiana Public Service Co. (NIPSCO), remains on track with a broad agenda of system modernization, reliability and environmental improvements. Key execution highlights for NIPSCO include:

•
On April 30, the Indiana Utility Regulatory Commission (IURC) approved NIPSCO’s seven-year, $700 million natural gas modernization program. This program, which complements the in-progress $1.1 billion electric system modernization program approved in February, will address system modernization as well as system expansion in rural areas.

•
Progress also continued on two major NIPSCO electric transmission projects designed to enhance region-wide system flexibility and reliability. The route has been selected for the Greentown-Reynolds project, a roughly 70-mile, 765-kilovolt line being constructed in a joint development agreement with Pioneer Transmission. Meanwhile, NIPSCO’s Reynolds-Topeka project, a 100-mile, 345-kilovolt line, remains on schedule with right-of-way acquisition and permitting in process. These projects involve an investment of approximately $500 million for NIPSCO and are anticipated to be in service by the end of 2018.

•
Two remaining flue gas desulfurization (FGD) projects at NIPSCO’s coal-fired electric generating facilities remain on schedule and on budget. With projected completion dates of year-end 2014 and year-end 2015, the FGD investments are part of more than $850 million in environmental investments, including water quality and emission-control projects recently completed and planned at NIPSCO’s electric generating facilities.

•
NIPSCO also filed a plan with the IURC to continue offering its electric energy efficiency programs, including the residential energy efficiency rebate, new construction and low-income weatherization programs that are set to expire at the end of 2014.

“The NIPSCO team continues to execute on a series of long-term environmental, system modernization and electric transmission programs,” Skaggs said. “These significant investments, coupled with the team’s continued focus on customer service and reliability, will produce benefits for customers and communities in northern Indiana, as well as NiSource shareholders.”

NiSource Gas Distribution advances regulatory agenda, legislative progress and infrastructure programs

The NiSource Gas Distribution (NGD) companies continue to execute against a long-term inventory of more than $10 billion in infrastructure replacement and enhancement opportunities. Key execution highlights for NGD include:

•
On June 26, Massachusetts Gov. Deval Patrick signed legislation authorizing accelerated recovery of gas infrastructure modernization investments. Columbia Gas of Massachusetts (CMA) intends to file a construction plan with the Massachusetts Department of Public Utilities by Oct. 31, 2014 and expects to begin recovery of infrastructure investments made under the program on May 1, 2015.

•
On April 30, Columbia Gas of Virginia (CGV) filed a rate case with the Virginia State Corporation Commission to recover investments associated with CGV’s ongoing efforts to accommodate growth, as well as to modernize its gas distribution system. If approved as filed, the case would increase annual revenues by approximately $25 million. A decision is expected by the end of 2014.

•
On March 21, Columbia Gas of Pennsylvania (CPA) filed a rate case with the Pennsylvania Public Utility Commission to support continuation of CPA’s ongoing infrastructure modernization program. If approved as filed, the case would increase annual revenues by approximately $54 million. A decision is expected later this year.

•	NiSource’s gas utilities remain on track to invest approximately $785 million in system modernization and other capital investments during 2014.

“Our gas distribution team once again executed on its well-established system modernization programs, and continued to advance complementary regulatory initiatives,” Skaggs said. “This strategy is enhancing the safety and reliability of our systems, creating new energy efficiency tools for customers, and delivering value for our shareholders.”

Earnings guidance, capital investments, financial commitments on track; Investor Day scheduled

In addition to noting that NiSource is projected to achieve earnings at the upper half of its full-year earnings outlook of $1.61 to $1.71 per share (non-GAAP), Skaggs confirmed that the company remains on track with its record $2.2 billion capital investment program during 2014.

NiSource remains committed to maintaining stable, investment grade credit ratings, while delivering sustainable long-term earnings and dividend growth.

Skaggs also announced that NiSource will host an Investor Day in New York City on Sept. 29, 2014. Skaggs and other members of NiSource’s senior management team will discuss the company’s investment growth strategy, its market outlook and other matters of interest to the financial community. A live webcast with accompanying presentations will be available on nisource.com.

There will likely be differences between net operating earnings and GAAP earnings, but due to the unpredictability of weather and other factors, NiSource is continuing its practice of not providing GAAP earnings guidance.

Second Quarter 2014 Operating Earnings - Segment Results (non-GAAP)
NiSource's consolidated operating earnings (non-GAAP) for the three months ended June 30, 2014, were $219.1 million, compared to $194.7 million for the same period in 2013. Refer to Schedule 2 for the items included in 2014 and 2013 GAAP operating income but excluded from operating earnings.

Operating earnings for NiSource's business segments for the three months ended June 30, 2014, are discussed below.

Columbia Pipeline Group Operations reported operating earnings of $103.7 million for the three months ended June 30, 2014, compared with operating earnings of $88.8 million for the prior year period. Net revenues, excluding the impact of trackers, increased by $22.2 million primarily due to higher demand margin revenue as a result of growth projects placed into service and increased mineral rights royalty revenue.

Operating expenses, excluding the impact of trackers, increased by $10.4 million primarily due to an increase in employee and administrative costs and higher depreciation. Equity earnings increased by $3.1 million primarily from increased earnings at Millennium Pipeline.

Electric Operations reported operating earnings of $59.8 million for the three months ended June 30, 2014, compared with operating earnings of $58.6 million for the prior year period. Net revenues, excluding the impact of trackers, increased by $12.2 million primarily due to higher industrial, commercial, and residential margins, increased environmental investment cost recovery, and lower fuel handling costs. These increases were partially offset by a decrease in off-system sales.

Operating expenses, excluding the impact of trackers, increased by $11.0 million due primarily to higher electric generation costs largely due to outages and maintenance and increased employee and administrative costs.

Gas Distribution Operations reported operating earnings of $62.5 million for the three months ended June 30, 2014, compared with operating earnings of $51.8 million for the prior year period. Net revenues, excluding the impact of trackers, increased by $26.0 million primarily attributable to increases in regulatory and service programs, including the impact of the rate settlement at Columbia Gas of Pennsylvania and the implementation of new rates under Columbia Gas of Ohio's approved infrastructure replacement program.

Operating expenses, excluding the impact of trackers, increased by $15.3 million due primarily to increased outside service costs, higher depreciation due to an increase in capital expenditures, and increased employee and administrative costs.

Corporate and Other Operations reported an operating earnings loss of $6.9 million for the three months ended June 30, 2014, compared to an operating earnings loss of $4.5 million for the comparable prior period.

Other Items
Interest expense increased by $7.1 million due to the issuance of long-term debt in October 2013.

Other, net reflected income of $7.5 million compared to income of $13.3 million in 2013 primarily attributable to a decrease in gains from insurance proceeds.

The effective tax rate of net operating earnings was 33.7 percent compared to 31.3 percent for the same period last year. The 2.4 percent increase is primarily due to deferred tax adjustments recorded in 2013 related to state apportionment changes.

Six Month Period 2014 Operating Earnings - Segment Results (non-GAAP)
NiSource's consolidated operating earnings (non-GAAP) for the six months ended June 30, 2014, were $728.2 million, compared to $622.6 million for the same period in 2013. Refer to Schedule 2 for the items included in 2014 and 2013 GAAP operating income but excluded from operating earnings.

Operating earnings for NiSource's business segments for the six months ended June 30, 2014, are discussed below.

Columbia Pipeline Group Operations reported operating earnings of $262.6 million for the six months ended June 30, 2014, compared with operating earnings of $222.1 million for the prior year period. Net revenues, excluding the impact of trackers, increased by $41.9 million primarily due to higher demand margin revenue as a result of growth projects placed into service and increased mineral rights royalty revenue.

Operating expenses, excluding the impact of trackers, increased by $7.2 million primarily due to an increase in employee and administrative costs, higher depreciation, and increased property taxes. These increases were partially offset by gains on conveyances of mineral interests. Equity earnings increased by $5.8 million primarily from increased earnings at Millennium Pipeline.

Electric Operations reported operating earnings of $134.0 million for the six months ended June 30, 2014, compared with operating earnings of $123.5 million for the prior year period. Net revenues, excluding the impact of trackers, increased by $30.2 million primarily due to increased industrial margins, higher environmental investment cost recovery, and an increase in off-system sales. These increases were partially offset by a decrease in transmission upgrade revenue.

Operating expenses, excluding the impact of trackers, increased by $19.7 million due primarily to higher employee and administrative costs and increased electric generation costs largely due to outages and maintenance.

Gas Distribution Operations reported operating earnings of $342.6 million for the six months ended June 30, 2014, compared with operating earnings of $285.1 million for the prior year period. Net revenues, excluding the impact of trackers, increased by $80.1 million primarily attributable to increases in regulatory and service programs, including the impact of the rate settlement at Columbia Gas of Pennsylvania and the implementation of new rates under Columbia Gas of Ohio's approved infrastructure replacement program. Additionally, there was increased residential and commercial usage, higher off-system sales, and increased customer count.

Operating expenses, excluding the impact of trackers, increased by $22.6 million due primarily to higher depreciation due to an increase in capital expenditures, increased employee and administrative costs and higher other taxes.

Corporate and Other Operations reported an operating earnings loss of $11.0 million for the six months ended June 30, 2014, compared to an operating earnings loss of $8.1 million for the comparable prior period.

Other Items
Interest expense increased by $17.6 million due to issuances of long-term debt in April and October 2013. These increases were partially offset by the maturity of long-term debt in March 2013.

Other, net reflected income of $12.0 million compared to income of $17.4 million in 2013 primarily attributable to a decrease in gains from insurance proceeds.

The effective tax rate of net operating earnings was 35.6 percent compared to 34.4 percent for the same period last year.

About NiSource
NiSource Inc. (NYSE: NI), based in Merrillville, Ind., is a Fortune 500 company engaged in natural gas transmission, storage and distribution, as well as electric generation, transmission and distribution. NiSource operating companies deliver energy to 3.8 million customers located within the high-demand energy corridor stretching from the Gulf Coast through the Midwest to New England. Information about NiSource and its subsidiaries is available via the Internet at www.nisource.com. NI-F

Forward-Looking Statements
This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Those statements include statements regarding the intent, belief or current expectations of NiSource and its management. Although NiSource believes that its expectations are based on reasonable assumptions, it can give no assurance that its goals will be achieved. Readers are cautioned that the forward-looking statements in this presentation are not guarantees of future performance and involve a number of risks and uncertainties, and that actual results could differ materially from those indicated by such forward-looking statements. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, but are not limited to, the following: weather; fluctuations in supply and demand for energy commodities; growth opportunities for NiSource's businesses; increased competition in deregulated energy markets; the success of regulatory and commercial initiatives; dealings with third parties over whom NiSource has no control; actual operating experience of NiSource's assets; the regulatory process; regulatory and legislative changes; the impact of potential new environmental laws or regulations; the results of material litigation; changes in pension funding requirements; changes in general economic, capital and commodity market conditions; and counterparty credit risk and the matters set forth in the "Risk Factors" Section in NiSource's most recent Form 10-K and subsequent reports on Form 10-Q, many of which are risks beyond the control of NiSource. In addition, the relative contributions to profitability by each segment, and the assumptions underlying the forward-looking statements relating thereto, may change over time. NiSource expressly disclaims a duty to update any of the forward-looking statements contained in this release.

NiSource Inc.
Consolidated Net Operating Earnings (Non-GAAP)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,

(in millions, except per share amounts)	2014	2013	2014	2013
Net Revenues
Gas Distribution	$426.4	$395.0	$1,619.7	$1,286.5
Gas Transportation and Storage	390.1	366.5	968.6	835.0
Electric	401.8	383.5	847.1	760.6
Other	116.7	57.4	193.7	101.6
Gross Revenues	1,335.0	1,202.4	3,629.1	2,983.7
Cost of Sales (excluding depreciation and amortization)	371.7	349.3	1,433.0	1,025.2
Total Net Revenues	963.3	853.1	2,196.1	1,958.5
Operating Expenses
Operation and maintenance	401.0	368.3	777.9	731.6
Operation and maintenance - trackers	132.1	84.0	256.4	175.1
Depreciation and amortization	148.4	143.2	297.1	283.2
Depreciation and amortization - trackers	0.7	0.2	0.7	3.7
Gain on sale of assets	(0.3)	—	(17.8)	—
Other taxes	58.7	57.1	129.3	119.3
Other taxes - trackers	14.7	13.6	45.2	38.1
Total Operating Expenses	755.3	666.4	1,488.8	1,351.0
Equity Earnings in Unconsolidated Affiliates	11.1	8.0	20.9	15.1
Operating Earnings	219.1	194.7	728.2	622.6
Other Income (Deductions)
Interest expense, net	(109.1)	(102.0)	(218.2)	(200.6)
Other, net	7.5	13.3	12.0	17.4
Total Other Deductions	(101.6)	(88.7)	(206.2)	(183.2)
Operating Earnings From Continuing Operations
Before Income Taxes	117.5	106.0	522.0	439.4
Income Taxes	39.6	33.2	185.7	151.3
Net Operating Earnings from Continuing Operations	77.9	72.8	336.3	288.1
GAAP Adjustment	0.6	(0.4)	8.6	0.3
GAAP Income from Continuing Operations	$78.5	$72.4	$344.9	$288.4
Basic Net Operating Earnings Per Share from Continuing Operations	$0.25	$0.23	$1.07	$0.92
GAAP Basic Earnings Per Share from Continuing Operations	$0.25	$0.23	$1.10	$0.92
Basic Average Common Shares Outstanding	315.0	312.2	314.6	311.7

NiSource Inc.
Segment Operating Earnings (Non-GAAP)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
Gas Distribution Operations
(in millions)	2014	2013	2014	2013
Net Revenues
Sales revenues	$619.5	$574.3	$2,163.4	$1,718.6
Less: Cost of gas sold	257.2	239.1	1,180.2	832.9
Net Revenues	362.3	335.2	983.2	885.7
Operating Expenses
Operation and maintenance	189.7	180.0	371.1	361.3
Operation and maintenance - trackers	17.1	17.1	64.5	54.2
Depreciation and amortization	54.1	50.1	106.3	98.6
Other taxes	24.2	22.6	53.5	48.4
Other taxes - trackers	14.7	13.6	45.2	38.1
Total Operating Expenses	299.8	283.4	640.6	600.6
Operating Earnings	$62.5	$51.8	$342.6	$285.1
GAAP Adjustment	(2.7)	(1.8)	19.0	(1.0)
GAAP Operating Income	$59.8	$50.0	$361.6	$284.1

	Three Months Ended June 30,		Six Months Ended June 30,
Columbia Pipeline Group Operations
(in millions)	2014	2013	2014	2013
Net Revenues
Transportation revenues	$181.5	$171.6	$403.8	$382.5
Storage revenues	49.3	48.7	99.2	99.2
Other revenues	112.7	53.5	186.1	93.5
Total Operating Revenues	343.5	273.8	689.1	575.2
Less: Cost of sales	0.1	0.1	0.2	0.2
Net Revenues	343.4	273.7	688.9	575.0
Operating Expenses
Operation and maintenance	95.8	88.4	190.5	174.5
Operation and maintenance - trackers	109.3	61.8	180.3	108.3
Depreciation and amortization	28.8	26.5	58.5	52.2
Gain on sale of assets	(0.3)	—	(17.8)	—
Other taxes	17.2	16.2	35.7	33.0
Total Operating Expenses	250.8	192.9	447.2	368.0
Equity Earnings in Unconsolidated Affiliates	11.1	8.0	20.9	15.1
Operating Earnings	$103.7	$88.8	$262.6	$222.1
GAAP Adjustment	—	—	—	0.2
GAAP Operating Income	$103.7	$88.8	$262.6	$222.3

NiSource Inc.
Segment Operating Earnings (Non-GAAP)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
Electric Operations
(in millions)	2014	2013	2014	2013
Net Revenues
Sales revenues	$402.4	$384.0	$848.1	$761.4
Less: Cost of sales	146.3	141.2	326.7	266.2
Net Revenues	256.1	242.8	521.4	495.2
Operating Expenses
Operation and maintenance	116.5	103.6	223.1	204.0
Operation and maintenance - trackers	5.7	5.1	11.6	12.6
Depreciation and amortization	59.4	60.2	119.8	119.9
Depreciation and amortization - trackers	0.7	0.2	0.7	3.7
Other taxes	14.0	15.1	32.2	31.5
Total Operating Expenses	196.3	184.2	387.4	371.7
Operating Earnings	$59.8	$58.6	$134.0	$123.5
GAAP Adjustment	3.1	0.9	7.8	1.2
GAAP Operating Income	$62.9	$59.5	$141.8	$124.7

	Three Months Ended June 30,		Six Months Ended June 30,
Corporate and Other Operations
(in millions)	2014	2013	2014	2013
Operating Loss	$(6.9)	$(4.5)	$(11.0)	$(8.1)
GAAP Adjustment	0.1	0.2	(1.7)	(0.1)
GAAP Operating Loss	$(6.8)	$(4.3)	$(12.7)	$(8.2)

NiSource Inc.
Segment Volumes and Statistical Data

	Three Months Ended June 30,		Six Months Ended June 30,

Gas Distribution Operations	2014	2013	2014	2013
Sales and Transportation (MMDth)
Residential	35.0	34.8	191.5	166.8
Commercial	27.4	27.0	117.5	102.3
Industrial	121.7	113.4	258.5	246.7
Off System	14.2	18.4	28.5	40.1
Other	(0.3)	0.2	(0.1)	0.4
Total	198.0	193.8	595.9	556.3
Weather Adjustment	2.3	1.6	(33.8)	0.6
Sales and Transportation Volumes - Excluding Weather	200.3	195.4	562.1	556.9

Heating Degree Days	555	563	3,992	3,482
Normal Heating Degree Days	599	599	3,491	3,491
% (Warmer) Colder than Normal	(7)%	(6)%	14%	—%
Customers
Residential			3,051,277	3,035,524
Commercial			278,776	278,200
Industrial			7,546	7,493
Other			14	21
Total			3,337,613	3,321,238

	Three Months Ended June 30,		Six Months Ended June 30,

Columbia Pipeline Group Operations	2014	2013	2014	2013
Throughput (MMDth)
Columbia Transmission	194.2	196.6	653.7	632.4
Columbia Gulf	145.4	169.8	330.3	360.0
Crossroads Pipeline	3.5	3.3	9.2	8.3
Intrasegment eliminations	(21.6)	(81.4)	(83.2)	(175.3)
Total	321.5	288.3	910.0	825.4

NiSource Inc.
Segment Volumes and Statistical Data

	Three Months Ended June 30,		Six Months Ended June 30,

Electric Operations	2014	2013	2014	2013
Sales (Gigawatt Hours)
Residential	793.2	769.1	1,689.4	1,633.2
Commercial	964.9	942.6	1,900.4	1,863.8
Industrial	2,455.8	2,256.3	5,062.9	4,575.9
Wholesale	12.1	494.7	323.9	556.0
Other	34.9	27.0	68.3	60.2
Total	4,260.9	4,489.7	9,044.9	8,689.1
Weather Adjustment	(44.4)	(14.1)	(114.4)	(17.5)
Sales Volumes - Excluding Weather	4,216.5	4,475.6	8,930.5	8,671.6

Cooling Degree Days	276	250	276	250
Normal Cooling Degree Days	229	229	229	229
% Warmer than Normal	21%	9%	21%	9%
Electric Customers
Residential			401,671	401,162
Commercial			54,303	54,189
Industrial			2,370	2,376
Wholesale			767	728
Other			6	6
Total			459,117	458,461

NiSource Inc.
Schedule 1 – Reconciliation of Net Operating Earnings to GAAP

	Three Months Ended June 30,		Six Months Ended June 30,

(in millions, except per share amounts)	2014	2013	2014	2013
Net Operating Earnings from Continuing Operations (Non-GAAP)	$77.9	$72.8	$336.3	$288.1
Items excluded from operating earnings
Net Revenues:
Weather - compared to normal	0.1	(1.0)	26.5	0.1
Operating Expenses:
Gain (Loss) on sale of assets and asset impairments	0.4	0.3	(1.4)	0.2
Total items excluded from operating earnings	0.5	(0.7)	25.1	0.3
Tax effect of above items	0.1	0.3	(9.5)	—
Income taxes - Indiana rate change	—	—	(7.0)	—
Total items excluded from net operating earnings	0.6	(0.4)	8.6	0.3
Reported Income from Continuing Operations - GAAP	$78.5	$72.4	$344.9	$288.4
Basic Average Common Shares Outstanding	315.0	312.2	314.6	311.7
Basic Net Operating Earnings Per Share from Continuing Operations	$0.25	$0.23	$1.07	$0.92
Items excluded from net operating earnings (after-tax)	—	—	0.03	—
GAAP Basic Earnings Per Share from Continuing Operations	$0.25	$0.23	$1.10	$0.92

NiSource Inc.
Schedule 2 – Adjustments by Segment from Operating Earnings to GAAP
For the Quarter ended June 30,

2014 (in millions)	Gas Distribution	Columbia Pipeline Group	Electric	Corporate & Other	Total
Operating Earnings (Loss)	$62.5	$103.7	$59.8	$(6.9)	$219.1
Net Revenues:
Weather - compared to normal	(2.9)	—	3.0	—	0.1
Total Impact - Net Revenues	(2.9)	—	3.0	—	0.1
Operating Expenses:
Gain on sale of assets and asset impairments	0.2	—	0.1	0.1	0.4
Total Impact - Operating Expenses	0.2	—	0.1	0.1	0.4
Total Impact - Operating (Loss) Income	$(2.7)	$—	$3.1	$0.1	$0.5
Operating Income (Loss) - GAAP	$59.8	$103.7	$62.9	$(6.8)	$219.6

2013 (in millions)	Gas Distribution	Columbia Pipeline Group	Electric	Corporate & Other	Total
Operating Earnings (Loss)	$51.8	$88.8	$58.6	$(4.5)	$194.7
Net Revenues:
Weather - compared to normal	(1.9)	—	0.9	—	(1.0)
Total Impact - Net Revenues	(1.9)	—	0.9	—	(1.0)
Operating Expenses:
Gain on sale of assets and asset impairments	0.1	—	—	0.2	0.3
Total Impact - Operating Expenses	0.1	—	—	0.2	0.3
Total Impact - Operating (Loss) Income	$(1.8)	$—	$0.9	$0.2	$(0.7)
Operating Income (Loss) - GAAP	$50.0	$88.8	$59.5	$(4.3)	$194.0

NiSource Inc.
Schedule 2 – Adjustments by Segment from Operating Earnings to GAAP
For the Six Months ended June 30,

2014 (in millions)	Gas Distribution	Columbia Pipeline Group	Electric	Corporate & Other	Total
Operating Earnings (Loss)	$342.6	$262.6	$134.0	$(11.0)	$728.2
Net Revenues:
Weather - compared to normal	18.8	—	7.7	—	26.5
Settlement agreement	—	—	—	—	—
Total Impact - Net Revenues	18.8	—	7.7	—	26.5
Operating Expenses:
Gain (Loss) on sale of assets and asset impairments	0.2	—	0.1	(1.7)	(1.4)
Total Impact - Operating Expenses	0.2	—	0.1	(1.7)	(1.4)
Total Impact - Operating Income (Loss)	$19.0	$—	$7.8	$(1.7)	$25.1
Operating Income (Loss) - GAAP	$361.6	$262.6	$141.8	$(12.7)	$753.3

2013 (in millions)	Gas Distribution	Columbia Pipeline Group	Electric	Corporate & Other	Total
Operating Earnings (Loss)	$285.1	$222.1	$123.5	$(8.1)	$622.6
Net Revenues:
Weather - compared to normal	(1.1)	—	1.2	—	0.1
Total Impact - Net Revenues	(1.1)	—	1.2	—	0.1
Operating Expenses:
Gain (Loss) on sale of assets and asset impairments	0.1	0.2	—	(0.1)	0.2
Total Impact - Operating Expenses	0.1	0.2	—	(0.1)	0.2
Total Impact - Operating (Loss) Income	$(1.0)	$0.2	$1.2	$(0.1)	$0.3
Operating Income (Loss) - GAAP	$284.1	$222.3	$124.7	$(8.2)	$622.9

NiSource Inc.
Consolidated Income Statements (GAAP)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions, except per share amounts)	2014	2013	2014	2013
Net Revenues
Gas Distribution	$423.5	$393.3	$1,638.5	$1,285.5
Gas Transportation and Storage	390.1	366.5	968.6	835.0
Electric	404.8	384.5	854.8	761.8
Other	116.7	57.2	193.7	101.4
Gross Revenues	1,335.1	1,201.5	3,655.6	2,983.7
Cost of Sales (excluding depreciation and amortization)	371.7	349.3	1,433.0	1,025.3
Total Net Revenues	963.4	852.2	2,222.6	1,958.4
Operating Expenses
Operation and maintenance	533.1	452.4	1,034.3	906.7
Depreciation and amortization	149.1	143.3	297.8	286.9
Gain on sale of assets, net	(0.7)	(0.2)	(16.4)	(0.4)
Other taxes	73.4	70.7	174.5	157.4
Total Operating Expenses	754.9	666.2	1,490.2	1,350.6
Equity Earnings in Unconsolidated Affiliates	11.1	8.0	20.9	15.1
Operating Income	219.6	194.0	753.3	622.9
Other Income (Deductions)
Interest expense, net	(109.1)	(102.0)	(218.2)	(200.6)
Other, net	7.5	13.3	12.0	17.4
Total Other Deductions	(101.6)	(88.7)	(206.2)	(183.2)
Income from Continuing Operations before Income Taxes	118.0	105.3	547.1	439.7
Income Taxes	39.5	32.9	202.2	151.3
Income from Continuing Operations	78.5	72.4	344.9	288.4
(Loss) Income from Discontinued Operations - net of taxes	(0.3)	(0.7)	(0.5)	7.4
Gain on Disposition of Discontinued Operations - net of taxes	—	—	—	36.4
Net Income	$78.2	$71.7	$344.4	$332.2
Basic Earnings Per Share
Continuing operations	$0.25	$0.23	$1.10	$0.92
Discontinued operations	—	—	—	0.14
Basic Earnings Per Share	$0.25	$0.23	$1.10	$1.06
Diluted Earnings Per Share
Continuing operations	$0.25	$0.23	$1.09	$0.92
Discontinued operations	—	—	—	0.14
Diluted Earnings Per Share	$0.25	$0.23	$1.09	$1.06
Dividends Declared Per Common Share	$0.26	$0.25	$0.76	$0.73
Basic Average Common Shares Outstanding	315.0	312.2	314.6	311.7
Diluted Average Common Shares	316.1	313.2	315.7	312.6

NiSource Inc.
Consolidated Balance Sheets (GAAP)
(unaudited)

(in millions)	June 30, 2014	December 31, 2013
ASSETS
Property, Plant and Equipment
Utility plant	$24,202.6	$23,303.7
Accumulated depreciation and amortization	(9,444.2)	(9,256.5)
Net utility plant	14,758.4	14,047.2
Other property, at cost, less accumulated depreciation	330.4	317.9
Net Property, Plant and Equipment	15,088.8	14,365.1
Investments and Other Assets
Unconsolidated affiliates	437.1	373.7
Other investments	201.9	204.0
Total Investments and Other Assets	639.0	577.7
Current Assets
Cash and cash equivalents	18.0	26.8
Restricted cash	9.8	8.0
Accounts receivable (less reserve of $29.7 and $23.5, respectively)	824.0	1,005.8
Gas inventory	321.6	354.6
Underrecovered gas and fuel costs	75.7	46.4
Materials and supplies, at average cost	106.0	101.2
Electric production fuel, at average cost	41.5	44.6
Price risk management assets	13.2	22.7
Exchange gas receivable	135.7	70.6
Regulatory assets	188.1	142.8
Prepayments and other	320.9	335.7
Total Current Assets	2,054.5	2,159.2
Other Assets
Regulatory assets	1,454.1	1,522.2
Goodwill	3,666.2	3,666.2
Intangible assets	270.2	275.7
Deferred charges and other	85.0	87.8
Total Other Assets	5,475.5	5,551.9
Total Assets	$23,257.8	$22,653.9

NiSource Inc.
Consolidated Balance Sheets (GAAP) (continued)
(unaudited)

(in millions, except share amounts)	June 30, 2014	December 31, 2013
CAPITALIZATION AND LIABILITIES
Capitalization
Common Stockholders’ Equity
Common stock - $0.01 par value, 400,000,000 shares authorized; 315,215,694 and 313,675,911 shares outstanding, respectively	$3.2	$3.2
Additional paid-in capital	4,734.7	4,690.1
Retained earnings	1,390.6	1,285.5
Accumulated other comprehensive loss	(41.4)	(43.6)
Treasury stock	(58.8)	(48.6)
Total Common Stockholders’ Equity	6,028.3	5,886.6
Long-term debt, excluding amounts due within one year	7,640.6	7,593.2
Total Capitalization	13,668.9	13,479.8
Current Liabilities
Current portion of long-term debt	530.0	542.1
Short-term borrowings	1,101.1	698.7
Accounts payable	459.6	619.0
Dividends payable	82.0	—
Customer deposits and credits	241.7	262.6
Taxes accrued	216.1	254.8
Interest accrued	142.0	136.4
Overrecovered gas and fuel costs	49.8	32.2
Exchange gas payable	139.2	186.4
Deferred revenue	8.7	18.5
Regulatory liabilities	88.7	60.2
Accrued liability for postretirement and postemployment benefits	6.2	6.2
Legal and environmental	18.9	32.3
Other accruals	347.4	329.0
Total Current Liabilities	3,431.4	3,178.4
Other Liabilities and Deferred Credits
Deferred income taxes	3,471.9	3,277.8
Deferred investment tax credits	19.1	20.9
Deferred credits	103.9	91.9
Deferred revenue	20.3	17.1
Accrued liability for postretirement and postemployment benefits	466.1	527.5
Regulatory liabilities	1,673.9	1,669.8
Asset retirement obligations	178.0	174.4
Other noncurrent liabilities	224.3	216.3
Total Other Liabilities and Deferred Credits	6,157.5	5,995.7
Commitments and Contingencies	—	—
Total Capitalization and Liabilities	$23,257.8	$22,653.9

NiSource Inc.
Statements of Consolidated Cash Flows (GAAP)
(unaudited)

Six Months Ended June 30, (in millions)	2014	2013
Operating Activities
Net Income	$344.4	$332.2
Adjustments to Reconcile Net Income to Net Cash from Continuing Operations:
Depreciation and amortization	297.8	286.9
Net changes in price risk management assets and liabilities	1.4	1.3
Deferred income taxes and investment tax credits	186.8	168.6
Deferred revenue	1.6	(0.4)
Stock compensation expense and 401(k) profit sharing contribution	27.9	23.0
Gain on sale of assets	(16.4)	(0.4)
Income from unconsolidated affiliates	(20.6)	(15.2)
Gain on disposition of discontinued operations - net of taxes	—	(36.4)
Loss (Income) from discontinued operations - net of taxes	0.5	(7.4)
Amortization of debt related costs	5.1	4.6
AFUDC equity	(9.2)	(8.0)
Distributions of earnings received from equity investees	12.9	12.3
Changes in Assets and Liabilities
Accounts receivable	176.4	194.5
Income tax receivable	1.0	124.5
Inventories	28.2	73.2
Accounts payable	(170.3)	(119.2)
Customer deposits and credits	(20.9)	(104.8)
Taxes accrued	(43.2)	(47.0)
Interest accrued	5.5	(8.5)
(Under) Overrecovered gas and fuel costs	(11.6)	86.9
Exchange gas receivable/payable	(112.3)	(49.6)
Other accruals	(47.6)	(33.3)
Prepayments and other current assets	43.0	36.2
Regulatory assets/liabilities	14.8	40.9
Postretirement and postemployment benefits	(61.8)	(79.3)
Deferred credits	11.1	9.5
Deferred charges and other noncurrent assets	(0.3)	5.2
Other noncurrent liabilities	7.8	(9.4)
Net Operating Activities from Continuing Operations	652.0	880.9
Net Operating Activities (used for) from Discontinued Operations	(1.0)	13.6
Net Cash Flows from Operating Activities	651.0	894.5
Investing Activities
Capital expenditures	(852.9)	(801.7)
Insurance recoveries	6.8	—
Proceeds from disposition of assets	6.2	0.7
Restricted cash (deposits) withdrawals	(1.8)	17.4
Contributions to equity investees	(54.8)	(32.7)
Other investing activities	(1.1)	(23.6)
Net Investing Activities used for Continuing Operations	(897.6)	(839.9)
Net Investing Activities from Discontinued Operations	—	121.8
Net Cash Flows used for Investing Activities	(897.6)	(718.1)
Financing Activities
Issuance of long-term debt	—	815.3
Repayments of long-term debt and capital lease obligations	(13.3)	(451.0)
Change in short-term borrowings, net	402.4	(399.2)
Issuance of common stock	16.1	24.1
Acquisition of treasury stock	(10.2)	(7.9)
Dividends paid - common stock	(157.2)	(149.5)
Net Cash Flows from (used for) Financing Activities	237.8	(168.2)
Change in cash and cash equivalents used for continuing operations	(7.8)	(127.2)
Cash contributions (to) from discontinued operations	(1.0)	135.4
Cash and cash equivalents at beginning of period	26.8	36.3
Cash and Cash Equivalents at End of Period	$18.0	$44.5